Exhibit 99.1

LYDALL NAMES NEW GENERAL COUNSEL

MANCHESTER, CT – October 14, 2009 — Lydall, Inc. (NYSE: LDL) today announced that Paul G. Igoe has been appointed Vice President, General Counsel and Secretary of the Company, filling the vacancies created by the resignation of the Company’s long-serving Vice President, General Counsel and Secretary, Mary A. Tremblay. The resignation of Ms. Tremblay and the appointment of Mr. Igoe both are effective as of October 14, 2009.

Before joining Lydall, Mr. Igoe was employed as Associate General Counsel and Assistant Corporate Secretary of Teradyne, Inc., a leading supplier of automatic test equipment, where he handled a wide range of legal issues, including securities compliance, mergers and acquisitions, commercial law, labor and employment and litigation. Previous to his employment at Teradyne, Mr. Igoe was a Junior Partner at Hale and Dorr (now Wilmer Hale) in Boston, Massachusetts.

Ms. Tremblay has been employed by Lydall for the last eighteen years, most recently as Vice President, General Counsel and Secretary. Ms. Tremblay announced her decision to relinquish these positions to enable her to pursue a reduced and more flexible work schedule so that she can attend to family matters. Although she is relinquishing these positions, she will remain in the employ of the Company on a part-time basis.

Commenting on Mr. Igoe’s appointment, President and Chief Executive Officer Dale G. Barnhart said: “Paul is well-respected and highly regarded in the legal community and we are glad to have him as a member of the senior management team. I look forward to working very closely with him as we deal with the challenges of growing Lydall’s business. I am also pleased that Mary will continue to work with us.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, The Netherlands and Germany and sales offices in the U.S., Europe, and Asia, focuses on manufacturing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

For further information:
Thomas P. Smith
Vice President, CFO & Treasurer
860-646-1233
www.lydall.com
Email: investor@lydall.com